Exhibit 99.1

FOR IMMEDIATE RELEASE

Berkshire Hathaway Completes Acquisition of Taylor Morrison

Taylor Morrison to unify with Berkshire Hathaway’s site-built homebuilding operations

SCOTTSDALE, Ariz., and OMAHA, Neb., July 24, 2026 — Berkshire Hathaway Inc. and Taylor Morrison today announced the completion of Berkshire Hathaway’s acquisition of Taylor Morrison for $72.50 per common share in cash, representing a total equity value for Taylor Morrison of approximately $6.8 billion and total enterprise value of approximately $8.5 billion.

Under Berkshire, Taylor Morrison will continue to be led by CEO Sheryl Palmer, who will oversee the integration of Taylor Morrison’s portfolio of brands—including Esplanade, Yardly and Taylor Morrison Home Funding—with Berkshire Hathaway’s site-built homebuilding operations that comprise Clayton Properties Group, a collection of 15 established regional and local homebuilders. Combined, the integrated operation will serve renters, entry-level, move-up, and resort lifestyle segments.

“Today marks an important step forward as Taylor Morrison joins Berkshire. This best-in-class national homebuilder will lead our vision for a unified site-built homebuilding operation,” said Berkshire Hathaway’s Chief Executive Officer Greg Abel. “Together, we will help more Americans achieve their dream of homeownership.”

“We have always believed in the strength of our business, and today Berkshire Hathaway has confirmed that belief,” said Taylor Morrison Chief Executive Officer Sheryl Palmer. “As we enter this new chapter, the scale and reach we gain by unifying with Berkshire and Clayton’s regional site-built homebuilders is transformative. We’ll now serve more customers, in more markets, with more choices—while maintaining the specialized local expertise that has made us successful. We’re thrilled to build upon that success as we scale to create a combined homebuilding platform unlike anything in the industry.”

Combined, Taylor Morrison and Clayton Properties Group delivered nearly 23,000 site-built home closings in 2025, operate in 21 states and 52 housing markets, and serve more than 700 communities nationally—positioning the combined business as the fourth largest homebuilding operation in the United States.

Transaction Details

Goldman Sachs & Co. LLC and Moelis & Company LLC served as financial advisors, Simpson Thacher & Bartlett LLP served as legal advisor, Mayer Brown LLP served as financial services regulatory counsel to Taylor Morrison, and Gibson, Dunn & Crutcher LLP and Baker McKenzie LLP served as counsel to Berkshire Hathaway.

About Berkshire Hathaway

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, services and retailing. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading community developers and homebuilders. It serves entry-level, move-up, and resort lifestyle homebuyers and renters under its family of brands—including Taylor Morrison, Esplanade, and Yardly. Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research since 2016, was honored as one of Fortune’s World’s Most Admired Companies in 2026, and on Forbes’ Most Trusted and Best Companies in America lists in 2025.

Contacts:

Berkshire Hathaway

Chuck Chang

(402) 346-1400

Taylor Morrison

Media:

Jaclyn Rygg

(480) 376-0641

media@taylormorrison.com